Exhibit 23.1

KPMG LLPSuite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2025, with respect to the consolidated financial statements of NexPoint Residential Trust, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas
May 20, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.